EXHIBIT 10.61

Amendment No. 1

to the

Republic Bancorp, Inc. 2005 Stock Incentive Plan

This is Amendment No. 1 to the Republic Bancorp, Inc. 2005 Stock Incentive Plan (the “Plan”) made effective as of November 19, 2008 by Republic Bancorp, Inc. (the “Company”).

Recitals

A.            The Company maintains the Plan and has reserved the right to amend it from time to time.

B.            The Company wishes to amend and conform the written terms of the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986 and eliminate a restriction of transfer of the stock acquired under Awards.

                NOW THEREFORE, the Republic Bancorp, Inc. 2005 Stock Incentive Plan is hereby amended as follows:

1.             Section 2.13 is amended to read as follows:

2.13         “Fair Market Value” shall mean as of any date, the value of a share of Stock determined as follows:

(a)           If the Stock is listed on any established stock exchange or a national market system, including, without limitation, The NASDAQ Stock Exchange, its Fair Market Value shall be the closing market price of the Stock as reported on the date of determination, or, if no trades were reported on that date, the closing price on the most recent trading day immediately preceding the date of the determination, as quoted on such system or exchange, or the exchange with the greatest volume of trading in Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)           If the Stock is quoted on The NASDAQ Stock Exchange or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)            In the absence of such markets for the Stock, the Fair Market Value shall be determined in good faith by the Committee, by reasonable application of a reasonable valuation method, considering any and all information the Committee determines relevant, consistent with Code Section 409A and Treasury Regulations thereunder.

2.             Section 9.2 is amended to read as follows:

CONDITIONS ON AWARDS.  In granting an Award, the Committee may establish any conditions that it determines are consistent with the purposes and provisions of the Plan, including, without limitation, a condition that the granting of an Award is subject to the surrender or cancellation of any or all outstanding Awards held by the Participant, provided that any surrender shall be considered a substitution under Code Section 409A and provisions can be different only to the extent that the original Award could have been amended to include such provision.  Subject to the foregoing, any new Award made under this Section may contain such terms and conditions as the Committee may determine.

3.             Section 10.10 is amended to read as follows:

RESTRICTION ON TRANSFER OF SHARES ACQUIRED FROM AN AWARD.  No Participant shall sell, assign, transfer or otherwise dispose of any Stock acquired by exercise of an Option or via a Stock Award (“Award Stock”) (a) for at least 12 months following the exercise of the Option (except in the case of Participant’s death or Disability if such event occurs sooner), (b) before 12 months following the lapse of all restrictions on a Stock Award, and (c) thereafter, in accordance with this Section 10.10. Notwithstanding the preceding sentence,  the restrictions described therein will not apply to 50% of each Participant’s Award Stock acquired by exercise of an Option or via a Stock Award granted after the date of this Amendment.  With respect to all Award Stock hereunder, whether it relates to an Award made before or after this Amendment, the Participant shall provide the Company in writing a notice (the “Transfer Notice”) in advance of any proposed transfer of the Award Stock, setting forth Participant’s intent to transfer some portion, or all, of Participant’s Award Stock (the “Offered Shares”).  The Transfer Notice shall constitute an irrevocable offer to sell any or all of the Offered Shares to the Company.  If the Company does not accept such offer (or to the extent not accepted) and agree to buy some or all of the Offered Shares within 10 days after receipt of the Transfer Notice (the “Offer Date”), the Participant may at any time thereafter transfer the Offered Shares to any person or on the market on which the shares are then trading.  The Company shall make payment in cash for any Offered Shares that it purchases pursuant to this Section 10.10 within 10 days after the date when the Company delivers notice of its acceptance of the offer (the “Purchase Date”) at a price per share equal to the greater of the Fair Market Value of the Offered Shares (i) on the Purchase Date or (ii) on the Offer Date (the “Purchase Price”).  The Participant or personal representative of the Participant shall surrender certificates representing the offered Award Stock at the time the Company makes such payment.  The right of first refusal imposed by this Section 10.10 shall not apply to the transfer by operation of law to a deceased Participant’s personal representative or to persons who acquire the Award Stock by bequest or inheritance (the “Heir”), but shall apply to the Award Stock further transferred by that personal representative or Heir.  All Award Stock issued upon exercise or grant of an Award hereunder shall bear a legend notifying the holder thereof of the restrictions of this Section 10.10, which restrictions shall be removed upon the Participant’s compliance with the terms of this right of first refusal.

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Amendment to the Republic Bancorp, Inc. 2005 Stock Incentive Plan on behalf of the Company, as of the date set forth below.

REPUBLIC BANCORP, INC.

By:	/s/ Michael Ringswald

Name:	Michael Ringswald

Title:	Secretary

Date:	November 19, 2008

Board Approval:	Nov. 19, 2008	/s/ MAR [secretary to initial]